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Exhibit 99

                                                                 PR NEWSWIRE

                 NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
        NET INCOME AND RESULTS FOR THE THIRD QUARTER OF FISCAL 2009

Red Bank, N.J. August 12, 2009 -- North European Oil Royalty Trust (NYSE-NRT) reported the net income and results for the third quarter of fiscal 2009 which appear below compared with the third quarter of fiscal 2008. The previously declared distribution of 58 cents per unit will be paid on August 26, 2009 to owners of record as of August 14, 2009.

                              Third Fiscal      Third Fiscal     Percentage
                                 Quarter           Quarter         Change
                              Ended 7/31/09     Ended 7/31/08
                              -------------     -------------    ----------
German Royalties Received      $5,466,337        $8,463,341       -35.41%
Net Income                     $5,243,544        $8,226,859       -36.26%
Net Income per Unit              $0.57              $0.90         -36.67%
Distribution per Unit            $0.58              $0.89         -34.83%

Net income in the third quarter of 2009 was lower than the third quarter 2008 due to lower gas prices and lower average exchange rates which contributed
to the decline in royalty income.   Gas sales were virtually unchanged.  The
Trust receives nearly all of its royalties under two royalty agreements.
The Mobil Agreement is the higher royalty rate agreement and covers gas sales from the western half of the Oldenburg concession. The OEG Agreement is the lower royalty rate agreement and covers gas sales from the entire Oldenburg concession.

                               Third Fiscal       Third Fiscal     Percentage
                                  Quarter            Quarter         Change
                               Ended 7/31/09      Ended 7/31/08
                               -------------      -------------    ----------
Mobil Agreement:
   Gas Sales (Bcf)(1)             12.290              12.314        - 0.20%
   Gas Prices (Ecents/Kwh)(2)     1.8579              2.4704        -24.79%
   Gas Prices ($/Mcf)(3)          $ 7.52              $11.16        -32.62%


OEG Agreement:
   Gas Sales (Bcf)                31.205              31.045        + 0.51%
    Gas Prices(Ecents/Kwh)        2.1681              2.5699        -15.63%
    Gas Prices ($/Mcf)            $ 8.48              $11.35        -25.29%


Average Euro Exchange Rate (4)    $1.4024             $1.5702       -10.69%

    (1) Billion cubic feet
    (2) Euro cents per Kilowatt hour
    (3) Dollars per thousand cubic feet
    (4) Based on average exchange rates of cumulative royalty transfers



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Interest income was lower reflecting the decline in interest rates applicable during the period. For the quarter just ended, Trust interest income decreased 93.13% to $1,191 from $17,332 in the third quarter of fiscal 2008. Trust expenses for the third quarter of fiscal 2009 were $223,984, 11.75% lower than the third quarter of fiscal 2008, largely due to start-up costs and early work by the Trust's new German counsel regarding issues raised in the prior year during the verification of the operating companies' royalty calculations for the period of 2005 through 2006.

Net income for the first nine months of fiscal 2009 was lower than the first nine months of fiscal 2008 due primarily to the reduction in interest income received during the first nine months of fiscal 2009.

                               Nine Months       Nine Months     Percentage
                              Ended 7/31/09     Ended 7/31/08      Change
                              -------------     -------------    ----------

German Royalties Received      $25,072,153       $25,039,400       + 0.13%
Net Income                     $24,212,913       $24,255,590       - 0.18%
Net Income per Unit              $2.63              $2.64          - 0.38%
Distribution per Unit            $2.63              $2.63            0.00%

Contact: John R. Van Kirk, Managing Director, (732) 741-4008, or via e-mail at jvankirk@neort.com.